Exhibit 13.8

Energy Hunter Resources Appoints Two New Board Of Director Members -- Joe McClaugherty And Rajiv I. Modi, Ph.D.

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Energy Hunter Resources, Inc.

Aug 29, 2016, 09:00 ET

DALLAS, Aug. 29, 2016 /PRNewswire/ -- Energy Hunter Resources, Inc., an oil-focused energy company headquartered in Dallas, Texas(www.energyhunter.energy), today announced that it has appointed two new independent board of director members: Mr. Joe McClaugherty and Dr. Rajiv I. Modi, effective immediately.

Gary C. Evans, Chairman and Chief Executive Officer of Energy Hunter Resources, said, “Since launching Energy Hunter Resources a few months ago, we have completed our first private placement, acquired two lease acreage blocks in the core of the Eagle Ford Shale and positioned the company to pursue a public listing later this year. These initiatives, combined with our larger targeted acquisitions under negotiation located predominantly in the Permian Basin, led us to the next phase in our Company’s growth plan, the appointment of two new highly qualified Board members. Joe and Rajiv’s extensive experience and success in both the business and legal arenas is complementary to our anticipated needs at Energy Hunter Resources.”

Evans continued, “As an executive in the pharmaceutical industry since the 1990’s, Dr. Rajiv Modi’s initiatives have had a transformative impact on the sector. Dr. Modi has implemented multi- pronged marketing strategies that have led to the opening of new markets and offices in the U.S., Japan, CIS and Africa. We expect his entrepreneurial vision and foresight to be integral to our success as we continue to build and grow our asset base. At the same time, Joe McClaugherty’s extensive legal knowledge and established relationships within the energy industry are significant as we target and acquire new oil & gas properties, continue to grow our asset base, and plan for a potential public listing this fall. Both Mr. McClaugherty and Dr. Modi have personally invested in the company’s recent private placement of capital.”

As a 30-year veteran in the pharmaceutical industry, Dr. Modi has built, developed and opened new markets in the United States,Japan, CIS and Africa. Upon assuming leadership at Cadila Pharmaceuticals in 1995, Dr. Modi charted a multi-pronged approach for the corporate growth of that company, one of the largest privately-owned pharmaceutical companies in India. Envisioning a global presence for the group, Dr. Modi played a pivotal role in establishing marketing set-up and subsidiaries of Cadila Pharmaceuticals across its targeted markets. Dr. Modi presently serves as Chairman and Managing Director at Cadila Pharmaceuticals and holds a Ph.D. in Biological Science from the University of Michigan, Ann Arbor, USA. He obtained his M.Sc. in Biochemical Engineering from University College, London and B.Tech. in Chemical Engineering from the Indian Institute of Technology (IIT), Bombay, India.

Joe L. McClaugherty is a senior partner of McClaugherty & Silver, P.C., a full service law firm engaged in the practice of civil law, located in Santa Fe, New Mexico. Mr. McClaugherty has practiced law for 40 years and has had a Martindale-Hubbell rating of AV Preeminent for more than twenty years and is a Fellow of the International Academy of Trial Lawyers. Prior to founding McClaugherty & Silver, P.C. in 1992, he was the Managing Partner of the Santa Fe office of Kemp, Smith, Duncan & Hammond, and, earlier, of Rodey, Dickason, Sloan, Akin & Robb. He received a BBA with Honors from the University of Texas in 1973 and a JD with Honors from the University of Texas School of Law in 1976. In addition, Mr. McClaugherty previously served as a director of Magnum Hunter Resources Corporation from 2006 through 2016 where he also served as Lead Director during the last three years of his tenure. Mr. McClaugherty’s business and law degrees from the University of Texas at Austin, his approximately 40 years of legal experience in a broad-based civil practice and his extensive business experience on boards of both international and domestic companies will serve him well at directing Energy Hunter Resources’ future growth initiatives.

About Energy Hunter Resources, Inc. Energy Hunter Resources, Inc. is an independent, oil-focused exploration and production company headquartered in Dallas, Texas with a mission to own and operate properties within some of the most prolific resource plays in the United States. Initially focusing on the Eagle Ford Shale and Permian Basin, our aim is to create substantial shareholder value through a balanced program of acquisitions and low-risk development and exploitation opportunities utilizing horizontal drilling and fracture stimulation technology.

Forward-Looking Statements This press release contains forward-looking statements that reflect certain assumptions and expectations about future events, developments and circumstances.  Energy Hunter Resources, Inc. can give no assurance that such assumptions and expectations will prove to be correct. Forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company’s actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: Uncertainties inherent in the company’s exploration and development efforts; the price of oil, natural gas and other produced gasses and liquids; the worldwide economic situation and other market or economic conditions affecting the oil and gas industry, including, for example, the scope and duration of oversupply conditions and economic recessions; changes in interest rates or inflation; the ability of the company to transport gas, oil and other products; the ability of the company to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company’s capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company’s ability to identify, finance, consummate and integrate any future acquisitions; the ability of the company to accomplish a public listing of its common stock, and if a public listing is accomplished, to establish and maintain an active trading market, and the potential volatility of the company’s stock price. You are urged to carefully review and consider the cautionary statements and other disclosures. Forward-looking statements speak only as of the date of the document in which they are contained, and Energy Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer Energy Hunter Resources, Inc. may, in the future, undertake a public offering exempt from registration pursuant to Regulation A under the Securities Act. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A until an offering statement is qualified by the U.S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind.

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SOURCE Energy Hunter Resources, Inc.

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